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                 GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES


                                                                      EXHIBIT 99


           CAUTIONARY STATEMENT UNDER SAFE HARBOR PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


Glenayre Technologies, Inc. ("Glenayre" or the "Company"), from time to time, makes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the expectations of management of the Company at the time such statements are made. Glenayre is filing this cautionary statement to identify important factors that could cause Glenayre's actual results to differ materially from those in any forward-looking statements made by or on behalf of Glenayre.

Decline in the Wireless Messaging Infrastructure Market

Over the last two years, the wireless messaging infrastructure market, which has historically been Glenayre's core business, has contracted by approximately 50%. If the wireless messaging infrastructure market contracts further, it may result in decreased sales of Glenayre's products, which would have a material adverse effect on Glenayre's business.

Effective Convergence of Technologies

In recent years, the markets for each of wireless services, Internet services and prepaid technologies have grown significantly. Glenayre is dependent on the continued growth of these markets as well as the effective and successful convergence of these technologies for its Enhanced Services platform, such as the Modular Voice Processing system and Intelligis LSP, and related applications and solutions such as voice, fax and data messaging, short message services, one touch call return, continuous calling, voice activated dialing, unified messaging and CONSTANT TOUCH(TM). The markets for these technologies are still emerging and continued growth in demand and market acceptance of these converging services is uncertain. If the commercial market for these services and related bundled or converged technologies is lower than Glenayre anticipates, or grows more slowly than Glenayre anticipates, it will have a material adverse effect on Glenayre's business. There can be no assurance that these technologies will be successfully integrated or that a significant commercial market for the integrated services will continue and/or develop.

Potential Market Changes Resulting from Rapid Technological Advances

Glenayre's business has historically focused primarily on wireless messaging and is subject to competition from alternative forms of communication. Glenayre's business is also focused on the wireless telecommunications industry. The wireless telecommunications industry is characterized by rapid technological change, including digital cellular telephone systems, which compete, directly or indirectly, with certain of Glenayre's products or the services provided by certain of Glenayre's customers. While the introduction of more advanced forms of telecommunication may provide opportunities to Glenayre for the development of new products, these advanced forms of telecommunication may reduce the demand for pagers and thus the type of wireless messaging systems and related software designed and sold by Glenayre. In addition, Glenayre has been focusing its efforts on growing its Enhanced Services platform products, such as the Modular Voice Processing system and Intelligis LSP, and enhanced services solutions such as voice, fax and data messaging, short message services, one touch call return, continuous calling, voice activated dialing, unified messaging and CONSTANT TOUCH(TM). Demand for these products and services may be affected by changes in technology as well as the development of substitute products and services by competitors. If changing technology negatively affects demand for Glenayre's wireless messaging and Enhanced Services platform products, it could have a material adverse effect on Glenayre's business.
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Growth of Two-Way Wireless Messaging Market

The market for two-way interactive wireless messaging products is emerging, and the continued growth of the market is uncertain. The Company has focused significant efforts on developing products and strategic alliances. The development of the Company's business in this area is dependent upon its ability to deliver adequate quantities of its advanced two-way interactive wireless messaging devices. The development of the two-way interactive wireless messaging device market will also be affected by other technological changes in wireless messaging services, governmental regulatory activities and general economic conditions. If the market for interactive devices does not continue to grow or grows slower than anticipated by Glenayre, it would negatively affect demand for Glenayre's products. Currently there are a limited number of two-way interactive communications service providers. The growth of sales of two-way interactive wireless messaging device systems by Glenayre to those customers may be delayed depending upon delays in the market acceptance of two-way interactive wireless messaging devices by the consumers of such wireless messaging device service providers. Since the Company's two-way interactive wireless messaging devices are produced by a third party manufacturer, manufacturing delays and component part delays or shortages could adversely affect the Company's delivery of two-way interactive wireless messaging devices impacting sales both of the devices, wireless messaging and wireless messaging infrastructure products.

Competition

In the market for wireless messaging infrastructure, Glenayre currently faces competition from a number of alternative wireless telecommunications technologies, including cellular-based telephone and messaging services, mobile satellite systems, specialized and private mobile radio systems, digital cellular telephone systems and broadband personal communications services. Although these technologies are generally higher priced than traditional wireless messaging services, technological improvements could result in increased capacity and efficiency for wireless two-way communication and could result in increased competition for Glenayre. Additionally, Glenayre currently faces competition for its Enhanced Services platform from a number of companies, including: Comverse Technologies, Inc., ADC Telecommunication, InterVoice-Brite, Inc., Openwave, Lucent/Octel Communications Corporation and Unisys Corporation. Lastly, Glenayre also faces competition for prepaid wireless products and services from several domestic and foreign competitors, including: InterVoice-Brite, Inc., Comverse Technologies, Inc., Precision Systems, Inc., Logica-Aldiscon, LHS, Sixbell, Nortel, Ericsson, Nokia, Alcatel-DSC and Lucent. Many of the Company's competitors have substantially greater financial, technical, marketing and distribution resources than Glenayre and Glenayre may be unable to successfully compete with these companies for the sale of its messaging products and Enhanced Services platform.

Variability of Quarterly Results

The Company's financial results in any single quarter are highly dependent upon the timing and size of customer orders and the shipment of products for large orders. Large orders from customers can account for a significant portion of products shipped in any quarter. One customer accounted for approximately 10% of net sales for the year ended December 31, 2000. No one customer accounted for 10% or greater of net sales for the year ended December 31, 1999. Sales to a single customer, which has a significant United States market presence, totaled approximately 11% in 1998 net sales. An additional United States customer accounted for approximately 13% of net sales in 1998. Beyond 2000, the customers with whom the Company does the largest amount of business are expected to vary from year to year as a result of the timing for development and expansion of customers' communications networks and systems, the continued expansion into international markets and changes in the proportion of revenues generated by Glenayre's newly developed products and services. Furthermore, if a customer delays or accelerates its delivery requirements or a product's completion is delayed or accelerated, revenues expected in a given quarter may be deferred or accelerated into subsequent or earlier quarters. Therefore, annual financial results are more indicative of the Company's performance than quarterly results, and results of operations in any quarterly period may not be indicative of results likely to be realized in the following quarterly periods.

Volatility of Stock Price

The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors
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such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers, strategic alliances and partnerships, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations that have often been unrelated to the operating performance of these specific companies.

Proprietary Technology

Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent, trademark and copyright law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of certain foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States. Though the Company believes its technology does not infringe any third party rights, the
Company is currently party to certain infringement claims.   In addition, there
can be no assurance that other parties will not assert future infringement claims. An adverse decision in an infringement claim asserted against the Company could result in the Company being prohibited from using the allegedly infringing technology. In such an instance, the Company might need to expend substantial resources to develop alternative technology or to license the allegedly infringing technology. There can be no assurance that these efforts
would be successful.   Regardless, with respect to currently pending claims, the
Company does not believe that an adverse resolution would have a materially adverse effect on the Company.

Potential Changes in Government Regulation

Many of Glenayre's products operate on radio frequencies. Radio frequency transmissions and emissions and certain equipment used in connection therewith are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by Glenayre in connection with the manufacture and sale of certain of its products, and by Glenayre's telecommunications service provider customers to operate the systems that utilize certain Glenayre products. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Glenayre's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the Federal Communications Commission in the United States have increased the demand for Glenayre's products by providing users of those products with opportunities to establish new personal communications services, the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services may not continue and future regulatory changes may not have a positive impact on Glenayre. The issuance of radio frequency licenses generally stimulates demand for Glenayre's products.
However, delays in the issuance of licenses may adversely affect sales and the timing of sales of Glenayre's products. Additionally, many of Glenayre's current Enhanced Services platform solutions are not directly subject to regulation; however, there can be no assurance that the government will not regulate these services in the future.


Financing Customer Purchases

In the past, Glenayre has financed customer purchases of its products for development of the two-way interactive wireless messaging market for the build-out of two-way networks by its customers who acquired two-way licenses auctioned by the FCC (the "Two-Way License Holders"). Glenayre does not expect to enter into significant additional customer financing arrangements. Since June 30, 1999, it has been the Company's policy not to offer customer financing or guarantees. As of December 31, 2000, the Company has a prior financing commitment to one customer for wireless messaging infrastructure and voicemail products of up to $10 million, of which there are currently borrowings totaling approximately $9.3 million. Accordingly, there is a risk of default on the Company's remaining customer financing arrangements. The Company generally retains a security interest in equipment for which it provides financing.

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International Business Risks

Approximately 34% of 2000 fiscal year net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, exchange rate fluctuations and the effects of prolonged currency destabilization in major international markets. Although a substantial portion of the international sales of Glenayre's products and services for fiscal year 2000 was negotiated in United States dollars, Glenayre may not be able to maintain such a high percentage of United States dollar denominated international sales. The Company seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. The Company also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit. However, there can be no assurance that these efforts will successfully limit Glenayre's currency exchange fluctuation risk.

Continuation and Expansion of Strategic Alliances and Partnerships

Glenayre has entered into numerous strategic alliances, some of these include AnyDevice.com, Inc.; DataLink.net, Inc.; Galileo International. L.L.C.; GoSMS.com, Ltd.; HandSignal, Inc.; HiddenMind Technology, Inc.; JP Systems, Inc.; MobileSys, Inc.; Notify Technology Corporation; OfficeDomain, Inc.; PCS Innovations, Inc.; Vast Solutions, Inc; Veriprise Wireless Corp.; WirelessMD, Inc.; w-Trade Technologies, Inc.; and Wysdom, Inc. Additionally, Glenayre has entered into several Original Equipment Manufacturer agreements with companies that market and distribute Glenayre's products and Glenayre intends to enter into service reseller arrangements. Glenayre is dependent upon these alliances to augment its research and development efforts as well as to distribute Glenayre's products and services. If these strategic alliances or partnerships are not successful or are terminated, it may have a material adverse effect on Glenayre's business. Glenayre intends to continue entering into strategic alliances and partnerships; however, there can be no assurance that additional arrangements with suitable partners on acceptable terms will be available. The inability of Glenayre to grow its current strategic alliances and partnerships or enter into arrangements with additional partners on acceptable terms may have a material adverse effect on Glenayre's business.